Exhibit 99

Press Release

United Community Financial Corp. and Home Savings

Announce Ellen J. Tressel as a New Board Member

September 29, 2014 — YOUNGSTOWN, Ohio — United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings Loan Company, is pleased to welcome Ellen J. Tressel as the newest member of both the UCFC and Home Savings Board of Directors. Her appointment is effective October 1, 2014.

Born and raised in the Youngstown area, Mrs. Tressel brings her long tradition of community involvement to the Home Savings and UCFC Board. As an active board member for many charitable organizations over the years, she possesses the critical leadership capabilities needed for this appointment. Mrs. Tressel also adds 14 years of experience in the financial services industry to the Board of Home Savings and UCFC.

“Ellen’s lifelong ties to the Mahoning Valley, combined with her new role as the First Lady of Youngstown State University, make her a dynamic force in the resurgence of Home Savings and the Mahoning Valley,” said Gary Small, President and CEO of Home Savings and UCFC. “Her recent return to Youngstown provides an opportunity for her to apply her talents as an active member of our Board. Ellen looks forward to helping Home Savings and UCFC continue to grow and become even more engaged in the communities we serve,” Small concluded.

Mrs. Tressel is a graduate of Youngstown State University with a Bachelor of Science in Business Education. She also is a Leadership Mahoning Valley alumnae.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and 9 loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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